MICHAEL FOODS INC.                                           NEWS
--------------------------------------------------------------------------------
401 Carlson Parkway - Suite 300 - Minnetonka, MN 55305 -
(952) 258-4000 FAX (952) 258-4710
Visit Michael Foods, Inc. on the Internet: www.michaelfoods.com

Contact:  MARK D. WITMER
          ASSISTANT TREASURER & SECRETARY
          (952) 258-4906

For Immediate Release

MICHAEL FOODS REPORTS THIRD QUARTER FINANCIAL RESULTS

MINNETONKA, November 8 -- Michael Foods, Inc. today reported financial results for the three and nine month periods ended September 30, 2002. Earnings before interest, taxes, depreciation and amortization (EBITDA, as defined in our senior credit facility) for the three months ended September 30, 2002 were $39.1 million compared to $37.4 million in 2001's third quarter, an increase of 5%. Net sales for the three months ended September 30, 2002 were $294.0 million compared to $299.2 million, a decrease of 2%. EBITDA for the nine months ended September 30, 2002 was $113.9 million compared to pro forma EBITDA of $106.2 million in 2001's first nine months, an increase of 7%. EBITDA for the last twelve months ended September 30, 2002 was $153.4 million, an increase of 10% over the comparable period in the prior year. Net sales for the nine months ended September 30, 2002 were $862.1 million compared to $870.0 million (2001 pro forma), a decrease of 1%. Pro forma 2001 information is derived by combining selected Company financial information with that of the Predecessor for the first quarter of 2001.

Commenting on the quarterly results, Chairman, President and Chief Executive Officer Gregg A. Ostrander said, "We had another solid quarter, paced by excellent growth, both sequentially and year-over-year, in Refrigerated Distribution EBITDA. Further, Potato Products EBITDA results showed continuing strong growth. EBITDA for our largest division, Egg Products, declined due to higher egg, feed, and selling costs, although these impacts were significantly mitigated by excellent cost controls and operating efficiencies. Dairy Products EBITDA declined in the quarter due operational inefficiencies at one of our plants. These issues are being addressed and should be behind us by the start of 2003. Overall, we are very pleased with the progress of our dairy business year-to-date."

Ostrander added, "In late August, we concluded our purchase of the assets of the egg products division of Canadian Inovatech Inc. This business now operates as Inovatech Egg Products, a division of MFI Food Canada, Ltd., and is on a pace to deliver solidly profitable sales of approximately $43 million on an annual basis. We are beginning to focus on the sales opportunities and operating cost synergies that this new business presents to us."

Ostrander concluded, "We have seen continued success in generating free cash flow. In the past 90 days we have used excess cash to complete the Inovatech transaction and to make another voluntary prepayment of our senior term debt. The latter occurred in early October and was nearly $22 million."

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Unaudited segment data follows (in thousands):

                                       --------------------------------------------------------------------------------
                                           Egg       Refrigerated      Dairy       Potato
                                         Products    Distribution     Products    Products    Corporate      Total
                                       --------------------------------------------------------------------------------
THREE MONTHS ENDED SEPT. 30, 2002:
External net sales                         $165,944       $58,409       $51,425      $18,176        N/A       $293,954
EBITDA*                                      28,480         4,311         3,487        4,284     (1,457)        39,105

THREE MONTHS ENDED SEPT. 30, 2001:
External net sales                         $163,334       $63,692       $54,889      $17,310        N/A       $299,225
EBITDA*                                      30,027           850         3,724        3,525       (733)        37,393

NINE MONTHS ENDED SEPT. 30, 2002:
External net sales                         $483,018      $178,617      $147,727      $52,774        N/A       $862,136
EBITDA*                                      86,032         9,852        11,303       11,043     (4,358)       113,872
NINE MONTHS ENDED SEPT. 30, 2001 (a):
External net sales                         $489,445      $189,308      $142,038      $49,170        N/A       $869,961
EBITDA*                                      83,719         7,682         8,793        9,612     (3,637)       106,169

* as defined in our senior credit facility

(a) The nine month period ended September 30, 2001 is presented on a pro forma basis. The pro forma amounts include external net sales and EBITDA of the Predecessor for the three month period ended March 31, 2001 (pre-merger) combined with the same data for the Company for the period subsequent to the merger date, effective April 1, 2001.

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products, specialty dairy products and refrigerated potato products. Principal subsidiaries include Papetti's Hygrade Egg Products, Inc., M. G. Waldbaum Company, Crystal Farms Refrigerated Distribution Company, Kohler Mix Specialties, Inc. and Northern Star Co.

Consolidated statements of earnings follow:

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                               MICHAEL FOODS, INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                    FOR THE THREE MONTHS ENDED SEPTEMBER 30,
                               (000'S, UNAUDITED)



                                                                      2002                     2001
                                                                 ------------------        --------------------

Net sales                                                            $293,954               $299,225

Cost of sales                                                         239,777                248,436
                                                                     --------               --------

  Gross profit                                                         54,177                 50,789

Selling, general & administrative expenses                             29,207                 30,066
                                                                     --------               --------

  Operating profit                                                     24,970                 20,723

Interest expense, net                                                  12,844                 13,416
                                                                     --------               --------

  Earnings before income taxes                                         12,126                  7,307

Income tax expense                                                      4,760                  4,010
                                                                     --------               --------

  NET EARNINGS                                                       $  7,366               $  3,297
                                                                     ========               ========

  Depreciation & amortization                                        $ 13,600               $ 16,038
                                                                     ========               ========

  EBITDA, as defined in our senior credit facility                   $ 39,105               $ 37,393
                                                                     ========               ========

Selected Balance Sheet Information:                                       September 30,            December 31,
                                                                              2002                    2001
                                                                       -----------------       -----------------
Cash and equivalents                                                        $  57,126              $  27,660
                                                                            =========              =========
Accrued interest                                                               16,122                 10,619
                                                                            =========              =========
Total debt, including current maturities                                      547,171                553,094
                                                                            =========              =========


CERTAIN ITEMS IN THIS RELEASE MAY BE FORWARD-LOOKING STATEMENTS, WHICH ARE MADE IN RELIANCE UPON THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES, INCLUDING CHANGES IN DOMESTIC AND INTERNATIONAL ECONOMIC CONDITIONS. SPECIFIC RISKS AND UNCERTAINTIES INCLUDE HOW SUCCESSFUL WE ARE AT ADDRESSING OPERATING COSTS ISSUES WITHIN THE DAIRY PRODUCTS DIVISION. RISKS AND UNCERTAINTIES ALSO INCLUDE HOW OUR CASH MANAGEMENT ACTIVITIES, AND THOSE OF OUR CUSTOMERS AND SUPPLIERS, ALONG WITH OUR GROWTH PLANS, AFFECT WORKING CAPITAL COMPONENTS. ALSO, WE FACE NORMAL, AND AT TIMES NOTABLE, VARIANCES IN THE SUPPLY OF, AND DEMAND FOR, EGGS, GRAIN FEED INPUTS, AND BUTTERFAT-RELATED PRODUCTS, WHICH CAN RESULT IN PRICING AND PROFIT MARGIN VOLATILITY FOR CERTAIN EGG PRODUCTS, AND CHEESE, BUTTER AND OTHER DAIRY ITEMS. AS A RESULT, OUR ACTUAL FINANCIAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS ESTIMATED BY, FORECASTED BY, OR IMPLIED BY US IN SUCH FORWARD-LOOKING STATEMENTS.

                                      # # #
11-08-02